UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

May 2, 2005

Date of Report (Date of earliest event reported)

SANMINA-SCI CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-21272	77-0228183
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 North First Street

San Jose, California 95134
(Address of principal executive offices)

(408) 964-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 2, 2005, the Board of Directors of Sanmina-SCI Corporation (the “Company”) approved the acceleration of vesting of “underwater” unvested stock options held by employees, including executive officers and non-employee directors. This approval was based on the recommendation of the Compensation Committee of the Board of Directors.  A stock option was considered “underwater” if the option exercise price was greater than $7.00 per share.  In addition, the vesting of options granted after November 1, 2004 was not accelerated.  The Compensation Committee, which consists entirely of independent directors, as well as the independent directors on the full Board of Directors unanimously approved the acceleration of vesting of underwater stock options including those underwater stock options held by the Chief Executive Officer and the other executive officers of the Company.  These actions were taken in accordance with the applicable provisions of the Company’s stock option plans.

The table below summarizes the outstanding options subject to accelerated vesting.

Summary of Options Subject to Acceleration

	Aggregate number of shares issuable upon accelerated stock options	Weighted average exercise price per share

Executive officers	3,552,288	$9.79
All other employees	14,166,442	$9.66
Directors	177,087	$8.41
Total(1)	17,895,817	$9.68

(1) The accelerated options represent 30% of the Company’s currently outstanding stock options.

The decision to accelerate vesting of these underwater stock options was made primarily to avoid recognizing compensation expense in future financial statements upon the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), which, when effective, will require all share-based payments to employees, including grants of employee stock options, to be recognized on the Company’s financial statements based on their fair values. SFAS 123R will become effective as to the Company beginning in the first quarter of the Company’s fiscal year 2006.  Additionally, the Company believes underwater stock options may not be offering the affected employees sufficient incentive when compared to the potential future compensation expense that would have been attributable to these stock options.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANMINA-SCI CORPORATION

Date: May 5, 2005	By:	/S/ DAVID L. WHITE
David L. White
Executive Vice President and Chief Financial Officer